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                                                                      Exhibit 11

               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                 Statement Re: Computation of Earnings Per Share

     The information required by this Exhibit is contained in Note 9 of the Consolidated Financial Statements of LandAmerica Financial Group, Inc. and its subsidiaries as of December 31, 2001 and 2000 and for the three years in the period ended December 31, 2001 on page F-24 of this report.